UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

United Natural Foods, Inc., a Delaware corporation (the “Company”), expects to enter into an amendment to its existing Agreement for the Distribution of Products dated as of September 26, 2006 between the Company and Whole Foods Market Distribution, Inc., (“Whole Foods”) as amended on June 2, 2010 (the “Distribution Agreement”) pursuant to which the Company will become Whole Foods’ primary distributor in its Rocky Mountain Region, which includes Colorado, Kansas, New Mexico, Utah, Idaho, Montana and Wyoming (the “Rocky Mountain Region”), and its Southwest Region, which includes Texas, Louisiana, Oklahoma and Arkansas (the “Southwest Region”, and together with the Rocky Mountain Region, the “Regions”).  In connection therewith, the Company, on July 28, 2010, also entered into an Asset Purchase Agreement (the “Agreement”) with Whole Foods Market Rocky Mountain/Southwest, L.P., a Texas limited partnership (the “Seller”), pursuant to which the Company has agreed to (i) acquire specified inventory of Seller located at Seller’s Aurora, Colorado and Austin, Texas distribution facilities (the “Inventory”); (ii) acquire substantially all of the Seller’s assets, other than the Inventory, at the Aurora, Colorado distribution facility (together with the Inventory, the “Assets”); (iii) assume the Seller’s obligations under the existing lease agreement related to the Aurora, Colorado distribution facility; and (iv) hire substantially all of the Seller’s employees working at the Aurora, Colorado distribution facility, subject to certain agreed upon criteria (the “Whole Foods Market Transaction”).

The Company expects to generate incremental revenues of approximately $160 million in new Whole Foods Market business on an annualized basis as a result of this transaction. For the nine months ended May 1, 2010, the Company reported net sales of $2.77 billion, and Whole Foods accounted for approximately 35% of the Company’s sales for that period. The Company reported net sales for fiscal 2009, ended August 1, 2009, of $3.45 billion. Whole Foods Market accounted for approximately 33% of United Natural Foods’ sales in fiscal 2009.

The closing of the Whole Foods Market Transaction is subject to the satisfaction of certain customary closing conditions, including those described in more detail below, and is expected to occur in the case of the Southwest Region in late September 2010, and in the case of the Rocky Mountain Region in early October 2010.

The closing of the Whole Foods Market Transaction is conditioned upon, among other things, customary closing conditions, including: (1) execution and delivery of an amendment to the Distribution Agreement designating the Company as Whole Foods’ primary distributor in the Regions; (2) the accuracy of the representations and warranties of each party as of the closing; (3) the performance in all material respects by the parties of their respective covenants, agreements and obligations under the Agreement and (4) in the case of the Company (i) the absence of any Material Adverse Effect (as defined in the Agreement) with respect to the Assets since July 28, 2010; and (ii) receipt of all consents necessary to consummate the Whole Foods Market Transaction.

The Agreement also contains customary representations, warranties and covenants, including that prior to the closing, subject to certain exceptions, the Seller shall maintain the Assets in the ordinary course of business and consistent with past practices.

The Company will file with the Securities and Exchange Commission the amendment to the Distribution Agreement designating the Company as Whole Foods’ primary distributor in the Regions following its execution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Date:  July 28, 2010